Exhibit 23.3

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England.
Telephone: 020 7538 0191 Facsimile: 020 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk

June 6, 2005

Eagle Bulk Shipping, Inc.
29 Broadway
New York, New York 10016

Gentlemen:

        Reference is made to the Form S-1 registration statement (the "Registration Statement") relating to the public offering of common stock of Eagle Bulk Shipping Inc. (the "Company"). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the Registration Statement entitled "Prospectus Summary", "The International Dry Bulk Shipping Industry" and "Business". We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

        (1)   we have accurately described the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

        (2)   our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled "Experts".

Drewry Shipping Consultants
	By:	/s/ NIGEL GARDINER Name: Nigel Gardiner Title: Managing Director
25083.001 #559307

Drewry Shipping Consultants Limited - registered in London, England No. 3289135